Exhibit 99.1

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

TPG Pace Tech Opportunities Corp.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y	The undersigned hereby appoints Greg Mrva and Eduardo Tamraz (the “Proxies”), and each of them independently, with full power of substitution, as proxies and attorneys-in-fact to vote all of the Class A ordinary shares, par value $0.0001 per share, and Class F ordinary shares, par value $0.0001 per share, of TPG Pace Tech Opportunities Corp. (the “Company” or “TPG Pace”) that the undersigned is entitled to vote (the “Shares”) at the special meeting of stockholders of the Company to be held on September 14, 2021 at 10:00 a.m. Eastern Time via live webcast at https://www.cstproxy.com/tpgpacetechopportunities/2021, and at any adjournment or postponement thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.
The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said special meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1, 2, 3, 4, 5, 6, 7, 8, 9, 11, 12, 13, “FOR ALL NOMINEES” ON PROPOSAL NO. 10 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on the reverse side)

Please mark vote as indicated in this example	☒	TPG PACE TECH OPPORTUNITIES CORP. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3, 4, 5, 6, 7, 8, 9, 11, 12, 13 AND “FOR ALL NOMINEES” ON PROPOSAL NO. 10.

(1)	The Business Combination Proposal – To approve as an ordinary resolution and adopt the Business Combination Agreement, dated as of January 28, 2021, as amended on March 19, 2021, on July 14, 2021, on August 11, 2021 and on August 18, 2021, by and among TPG Pace, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company (“TPG Pace Merger Sub”), TCV VIII (A) VT, Inc., a Delaware corporation (“TCV Blocker”), LCSOF XI VT, Inc., a Delaware corporation (“Learn Blocker” and, together with TCV Blocker, the “Blockers”), TPG Pace Blocker Merger Sub I Inc., a Delaware corporation (“Blocker Merger Sub I”), TPG Pace Blocker Merger Sub II Inc., a Delaware corporation (“Blocker Merger Sub II” and, together with Blocker Merger Sub I, the “Blocker Merger Subs” and, together with TPG Pace Merger Sub, the “Merger Subs”), Live Learning Technologies LLC, a Missouri limited liability company (“Nerdy”), and, solely for the purposes described therein, certain entities affiliated with the Blockers, which provides for, among other things, (i) TPG Pace Merger Sub will merge with and into Nerdy (the “Merger”), with Nerdy surviving the Merger, (ii) simultaneously with the Merger, Blocker Merger Sub I will merge with and into TCV Blocker, with TCV Blocker surviving such merger, and Blocker Merger Sub II will merge with and into Learn Blocker, with Learn Blocker surviving such merger (each a “Reverse Blocker Merger” and, together, the “Reverse Blocker Mergers”), and (iii) immediately following the Merger and the Reverse Blocker Mergers, each surviving Blocker will merge with and into Nerdy Inc. (each a “Direct Blocker Merger” and, together, the “Direct Blocker Mergers” and, together with the Reverse Blocker Mergers, the “Blocker Mergers”), with Nerdy Inc. surviving each Direct Blocker Merger (the “Business Combination Proposal” and, the transactions contemplated thereby, the “Business Combination”).	FOR ☐	AGAINST ☐	ABSTAIN ☐	(7)	Governing Documents Proposal D- To approve as an ordinary resolution, the provision that removes the ability of Nerdy Inc. stockholders to take action by written consent in lieu of a meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐
					(8)	Governing Documents Proposal E- To approve as an ordinary resolution, the provision that, upon the Domestication, any director or the entire Nerdy Inc. Board may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of Nerdy Inc. entitled to vote generally for the election of directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(2)	The Domestication Proposal – To approve as a special resolution, that TPG Pace be de-registered in the Cayman Islands pursuant to article 47 of its articles of association and registered by way of continuation as a corporation under the laws of the state of Delaware (the “Domestication”) pursuant to Part XII of the Companies Law (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), and immediately upon being de-registered in the Cayman Islands, TPG Pace be continued and domesticated as a corporation, and, conditional upon, and with effect from, the registration of TPG Pace as a corporation in the State of Delaware, the name of TPG Pace be changed from “TPG Pace Tech Opportunities Corp.” to “Nerdy Inc.” (the “Domestication Proposal”).	FOR ☐	AGAINST ☐	ABSTAIN ☐	(9)	Governing Documents Proposal F-To approve as an ordinary resolution all other changes necessary or desirable in connection with the replacement of Existing Governing Documents with the proposed certificate of incorporation and proposed bylaws as part of the Domestication, including (i) changing the post-Business Combination corporate name from “TPG Pace Tech Opportunities Corp.” to “Nerdy Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making Nerdy Inc.’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Courts as the exclusive forum for litigation arising out of federal securities laws, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)

The Charter Proposal – To approve as a special resolution that, upon the Domestication, the amended and restated memorandum and articles of incorporation of TPG Pace (the “Existing Governing Documents”) be amended and restated by the proposed certificate of incorporation of “Nerdy Inc.” (a corporation incorporated in the State of Delaware, assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of corporate domestication in accordance with Section 388 of the DGCL), including authorization of the change in authorized share capital as indicated therein and the change of name of TPG Pace to “Nerdy Inc.” in connection with the Business Combination (the “Charter Proposal”).

The Governing Documents Proposals –To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Existing Governing Documents, and to approve the following material differences between the Existing Governing Documents and the proposed certificate of incorporation and the proposed bylaws of Nerdy Inc. (such proposals, collectively, the “Governing Documents Proposals”).

		FOR ☐	AGAINST ☐	ABSTAIN ☐	(10)

The Director Election Proposal – To approve as an ordinary resolution, the election, effective immediately in connection with the consummation of the Business Combination, of two directors to serve until the 2022 annual meeting of stockholders, two directors to serve until the 2023 annual meeting of stockholders and three directors to serve until the 2024 annual meeting of stockholders, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.

Nominees:

01   Charles Cohn

02   Catherine Beaudoin

03   Erik Blachford

04   Rob Hutter

05   Christopher (Woody) Marshall

06   Greg Mrva

07   Kathleen Philips

							FOR ALL NOMI- NEES ☐	WITHHOLD VOTE FOR ALL NOMINEES ☐	FOR ALL NOMINEES EXCEPT* ☐
							Instruction: To withhold authority to vote for any individual nominee, mark “FOR ALL NOMINEES EXCEPT” and write the number of the nominee(s) on the line below:

(4)	Governing Documents Proposal A- To change the authorized share capital of TPG Pace from US $22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class F ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001, to (a) 1,000,000,000 shares of Class A common stock, par value $0.0001 per share, of Nerdy Inc., (b) 20,000,000 shares of Class F common stock, par value $0.0001 per share, of Nerdy Inc., (c) 150,000,000 shares of Class B common stock, par value $0.0001 per share, of Nerdy Inc., in order to provide for our “Up-C” structure and (d) 1,000,000 shares of preferred stock, par value $0.0001 per share.	FOR ☐	AGAINST ☐	ABSTAIN ☐	(11)	The NYSE Proposal- To approve as an ordinary resolution, assuming the Business Combination Proposal and the Governing Documents Proposals are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of more than 20% of common stock in connection with the transactions contemplated by the subscription agreements, pursuant to which the certain investors agreed to purchase, and TPG Pace agreed to issue and sell to such investors, newly issued shares of Class A common stock at a purchase price of $10.00 per share for gross proceeds of approximately $150 million, which purchase and sale will be consummated concurrently with the Business Combination (the PIPE Financing”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

(5)	Governing Documents Proposal B- To approve as an ordinary resolution, the authorization to the Nerdy Inc. board of directors (the “Nerdy Inc. Board”) to issue any or all shares of Nerdy Inc. preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Nerdy Inc. Board and as may be permitted by the DGCL.	FOR ☐	AGAINST ☐	ABSTAIN ☐	(12)	The Equity Incentive Plan Proposal-To approve as an ordinary resolution, the Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex K.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(6)	Governing Documents Proposal C- To approve as an ordinary resolution, the provision that certain provisions of the proposed certificate of incorporation of Nerdy Inc. are subject to that certain agreement by and among TPG Pace, Cohn Investments, LLC, Charles K. Cohn VT Trust U/A/D May 26, 2017, Learn Blocker, Learn Capital Special Opportunities Fund XIV, L.P., Learn Capital Special Opportunities Fund XV, TCV Blocker, TCV VIII (A) VT, L.P., TCV VIII, L.P., TCV VIII (B), L.P., TCV Member Fund, L.P, TCV VIII Master, L.P. and Sponsor, pursuant to which certain governing rights and obligations of the parties are given (the “Stockholders Agreement”).	FOR ☐	AGAINST ☐	ABSTAIN ☐	(13)	The Adjournment Proposal-To approve as an ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace ordinary shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if TPG Pace shareholders have elected to redeem an amount of the Class A Shares issued as part of the units in the initial public offering of TPG Pace (the “TPG Pace IPO”) such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by TPG Pace from the trust account established at the consummation of the TPG Pace IPO in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing and the forward purchases, equal no less than $250,000,000 after deducting any amounts paid to TPG Pace shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated

Signature

(Signature        If        Held         Jointly)_______________________

When the Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person or authorized entity.

The Shares represented by this proxy card, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy card will be voted “FOR” each of Proposal Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 11, 12, and 13 and “FOR ALL NOMINEES” on Proposal No. 10. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.